Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)          Registration Statements on Form S-3 (Nos. 333-58743, 333-81503, and 333-124024) of Staples, Inc. and

(2)          Registration Statements on Form S-8 (Nos. 333-36713, 333-36715, 333-39991, 333-39993, 333-64545, 333-73383, 333-87971, 333-68428, 333-68430, 333-68432, 333-116644, and 333-128449) of Staples, Inc.

of our report dated March 4, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Corporate Express N.V.’s Annual Report on Form 20-F for the year ended December 31, 2007.

Amsterdam, September 3, 2008

PricewaterhouseCoopers Accountants N.V.

/s/ P.R. Baart RA

P.R. Baart RA